Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR GROUP INC. REPORTS FIRST QUARTER 2016 RESULTS

Additional progress executing key initiatives to reduce costs, exit non-core assets and focus on maximizing shareholder value
First Quarter 2016

•	Sold Kansas / Nebraska oil and gas assets for $21.0 million

•	Sold over 900 net acres and 9 producing wells in Bakken / Three Forks for $9.5 million

•	Sold Music Row multifamily site for $15.0 million

•	Sold 360° multifamily venture interest and received a development fee for a total of $15.1 million

•	Retired $8.6 million of senior secured notes, reducing annual interest expense by $0.7 million

•	Reduced SG&A by 24% compared with first quarter 2015
Subsequent Events - Second Quarter 2016

•	Sold remaining Bakken / Three Forks oil and gas assets for $50.0 million - over 130 producing wells and nearly 8,100 net acres

•	Sold Eleven, a stabilized multifamily community, for $60.2 million

•	Sold Radisson Hotel & Suites for $130.0 million

•	Engaged LandVest to market approximately 72,000 acres of timberland and undeveloped land, primarily in Georgia

AUSTIN, TEXAS, May 10, 2016—Forestar Group Inc. (NYSE: FOR) (“Forestar” or the “Company”) today reported first quarter 2016 net loss of approximately ($4.4) million, or ($0.13) per share outstanding, compared with first quarter 2015 net loss of approximately ($8.2) million, or ($0.24) per share outstanding.

Focused on Significantly Reducing Costs and Completing Non-Core Asset Sales
“Forestar has made additional progress reducing costs and exiting non-core assets. Key accomplishments include the sale of our Bakken / Three Forks oil and gas assets for nearly $60.0 million in two transactions and closing the previously announced sale of Kansas / Nebraska oil and gas assets for $21.0 million. These transactions substantially complete our exit of non-core oil and gas working interest assets. In multifamily, in the first quarter, Forestar sold our Nashville Music Row community site and our Denver 360° venture interest generating combined proceeds of $29.1 million. Additionally, in second quarter 2016, we closed the sale of Eleven, a stabilized multifamily community in Austin, generating proceeds of $35.2 million net of repayment of $23.9 million in debt and the sale of the Radisson Hotel & Suites in Austin generating proceeds of $112.0 million net of debt repayment of $15.4 million. We are focused on executing our key initiatives and delivering value for shareholders,” said Phil Weber, Chief Executive Officer of Forestar.

Residential Housing Demand Remains Favorable
“We continue to see favorable market demand for our communities supported by low developed lot supply inventory in all of our key markets, and above national average job growth in almost all of our markets. First quarter 2016 lot sales were in-line with prior year levels,” said Michael Quinley, President - Community Development.

Forestar manages its operations through three business segments: real estate, oil and gas and other natural resources.

REAL ESTATE

First Quarter 2016 Highlights (Includes Ventures)

•	Sold Music Row multifamily site generating $4.0 million in earnings

•	Sold 360° multifamily venture interest generating $10.8 million in earnings, including development fee

•	Sold 284 developed residential lots for over $70,300 per lot

•	Sold 8 commercial acres for over $331,000 per acre

•	Sold 1,972 acres of undeveloped land for $2,890 per acre

Segment Financial Results:

($ in millions)	Q1 2016	Q1 2015	Q4 2015
Segment Revenues	$36.1	$32.8	$102.6
Segment Earnings	$20.2	$9.1	$37.9

Real estate segment earnings increased in first quarter 2016 compared with first quarter 2015 principally due to $13.6 million in gains in first quarter 2016 associated with the sale of our interest in the 360° multifamily venture and sale of our wholly-owned Music Row multifamily community site. First quarter 2016 residential lot sales activity was in-line with first quarter 2015 levels with lower average pricing, due to mix. Real estate segment earnings declined in first quarter 2016 compared with fourth quarter 2015 principally due to lower residential lot and tract sales volumes. Fourth quarter 2015 real estate segment earnings also include $9.3 million in earnings generated by the sale of Midtown Cedar Hill multifamily community for $42.8 million.

OIL AND GAS

First Quarter 2016 Highlights (Includes Ventures)

•	Generated approximately $21.0 million in proceeds from selling Kansas / Nebraska properties

•	Generated $9.5 million in proceeds from the sale of over 900 net acres in the Bakken / Three Forks, 9 gross producing wells and reimbursement of capital costs on in progress wells

•	Reduced operating expenses by approximately 72% compared with first quarter 2015

Segment Financial Results:

($ in millions)	Q1 2016	Q1 2015	Q4 2015
Segment Revenues	$5.4	$13.2	$10.1
Segment Earnings (Loss)	($12.4)	$(2.9)	($38.4)

Oil and gas segment results decreased in first quarter 2016 compared with first quarter 2015 principally due to a net loss of ($11.0) million associated with the sale of 190,960 net leasehold acres and 185 gross (66 net) producing oil and gas wells primarily in Nebraska, Kansas, Oklahoma and North Dakota. Lower oil and gas prices and lower production volumes also contributed to the year over year decline. Total oil and gas segment operating expenses were down approximately 72% in first quarter 2016 compared with first quarter 2015, principally due to lower staffing costs as result of our key initiative to exit non-core assets. First quarter 2015 oil and gas segment results include $2.8 million in restructuring costs partially offset by $1.2 million in gains associated with the sale of 290 net acres of leasehold interest in the Bakken / Three Forks. Oil and gas segment results in fourth quarter 2015 include non-cash impairment charges of $37.6 million.

OTHER NATURAL RESOURCES

First Quarter 2016 Highlights (Includes Ventures)

•	Sold over 8,500 tons of fiber for $13.30 per ton

Segment Financial Results:

($ in millions)	Q1 2016	Q1 2015	Q4 2015
Segment Revenues	$0.4	$1.8	$1.3
Segment Earnings (Loss)	($0.6)	($0.4)	($0.1)

First quarter 2016 other natural resources segment results decreased compared with prior year principally due to lower fiber sales and termination of a groundwater reservation agreement in second quarter 2015, partially offset by lower operating expenses. First quarter 2016 other natural resources segment results decreased compared with fourth quarter 2015 principally due to lower fiber sales. In first quarter 2016, we limited harvest activity as a result of exploring opportunistic exit of timberland and undeveloped land.

OUTLOOK

Fundamentals Stable in Forestar's Community Development Markets
“Residential lot demand continues to reflect relatively stable supply and demand fundamentals in our key communities. Second quarter is off to a solid start with over 150 lots closing from Houston area communities alone in the month of April. In addition, we expect incremental lot sales activity from new communities, including Charlotte and Nashville, throughout the year. With nearly 1,390 lots currently under option contracts with builders, we continue to project 2016 residential lot sales volume to be in the range of 1,600 - 1,800 lots,” said Michael Quinley.

Executing Key Initiatives
“Forestar has made significant progress executing our key initiatives. We remain focused on selling non-core assets and further reducing both segment and general and administrative costs,” concluded Mr. Weber.

In furtherance of the Company's initiative to reduce costs, the Board has elected to reduce its size from nine to seven members effective September 1, 2016. In support of this action, William G. Currie and David L. Weinstein have notified the Company that they will retire from the Board at that time. “On behalf of the Board, I would like to thank Bill Currie and David Weinstein for their service to Forestar,” said James A. Rubright, Chairman of the Board of Directors. “Their insights and contributions are greatly appreciated.”

The Company will host a conference call on May 11, 2016 at 10:00 am ET to discuss results of first quarter 2016. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-855-546-9555 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-412-455-6094. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-855-859-2056 in North America and at 1-404-537-3406 outside North America. The password for the replay is 93548993.

About Forestar Group
Forestar is a residential and mixed-use real estate development company. At first quarter-end 2016, we own directly or through ventures interests in 57 residential and mixed-use projects comprised of approximately 7,000 acres of real estate located in 11 states and 15 markets. We also own approximately 590,000 net acres of oil and gas fee minerals located in Texas, Louisiana, Georgia and Alabama. In addition, we own interests in various other assets that have been identified as non-core that the company will exit opportunistically over time. Our non-core assets include our investment in oil and gas working interests, about 87,000 acres of timberland and undeveloped land, and commercial and income producing properties which consist of one hotel, five multifamily projects and two multifamily sites. Forestar operates in three business segments: real estate, oil and gas and other natural resources. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; market demand for our non-core assets; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)
Business Segments

	First Quarter
	2016	2015
	(In thousands)
Revenues:
Real estate	$36,098	$32,830
Oil and gas	5,352	13,185
Other natural resources	438	1,790
Total revenues	$41,888	$47,805
Segment earnings (loss):
Real estate	$20,224	$9,066
Oil and gas	(12,441)	(2,941)
Other natural resources	(581)	(391)
Total segment earnings (loss)	7,202	5,734
Items not allocated to segments:
General and administrative expense	(4,973)	(6,020)
Share-based and long-term incentive compensation expense	(1,544)	(3,458)
Interest expense	(7,639)	(8,821)
Other corporate non-operating income	(48)	48
Income (loss) before taxes	(7,002)	(12,517)
Income tax (expense) benefit	2,626	4,359
Net income (loss) attributable to Forestar Group Inc.	$(4,376)	$(8,158)

Net income (loss) per common share:
Diluted	$(0.13)	$(0.24)

Weighted average common shares outstanding (in millions):
Diluted (a)	34.3	34.2

	First Quarter	Year-End
Supplemental Financial Information:	2016	2015
	(In thousands)
Cash and cash equivalents	$142,646	$96,442

Senior secured notes	216,495	224,647
Convertible senior notes, net of discount	105,798	104,719
Tangible equity unit notes, net of discount	6,552	8,666
Other debt (c)	43,914	43,483
Total debt (d)	$372,759	$381,515
Net debt	$230,113	$285,073
 _____________________

(a)
Weighted average diluted shares outstanding during first quarter 2016 and 2015 excludes 7.9 million shares associated with tangible equity units issued during fourth quarter 2013. The actual number of shares to be issued in December 2016 will be between 6.5 million - 7.9 million shares based on the market value of our stock.

(c)
Other debt for first quarter-end 2016 and 2015 excludes unconsolidated venture debt of $99.9 million and $123.5 million and outstanding letters of credit of approximately $15.8 million and $15.5 million. Other debt for first quarter-end 2016 consists principally of $39.3 million in senior secured loans for Radisson Hotel & Suites and Eleven multifamily property. On April 18, 2016, we sold Eleven for $60.2 million. The proceeds were used to payoff the related senior secured loan of $23.9 million. On May 4, 2016, we sold Radisson Hotel & Suites for $130.0 million. The proceeds were used to payoff the related senior secured loan of $15.4 million.

(d)	At first quarter-end 2016 and year-end 2015, $7,953,000 and $8,267,000 of unamortized deferred financing fees are deducted from our outstanding debt.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	First Quarter
	2016	2015
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	284	289
Revenue per Lot Sold	$70,337	$76,233
Commercial Acres Sold	8	33
Revenue per Commercial Acre Sold	$331,033	$314,438
Undeveloped Acres Sold	1,972	731
Revenue per Acre Sold	$2,892	$2,758
Owned & Consolidated Ventures:
Residential Lots Sold	248	242
Revenue per Lot Sold	$68,696	$73,064
Commercial Acres Sold	8	4
Revenue per Commercial Acre Sold	$331,033	$329,863
Undeveloped Acres Sold	1,972	731
Revenue per Acre Sold	$2,892	$2,758
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	36	47
Revenue per Lot Sold	$81,643	$92,551
Commercial Acres Sold	—	29
Revenue per Commercial Acre Sold	$—	$312,237
Undeveloped Acres Sold	—	—
Revenue per Acre Sold	$—	$—

FIRST QUARTER 2016
REAL ESTATE PIPELINE

Real Estate	Entitled Acres	Developed & Under Development Acres	Total Acres (a)
Residential
Owned	3,942	571
Ventures	1,070	162	5,745
Commercial
Owned	561	276
Ventures	204	100	1,141
Total Acres	5,777	1,109	6,886

Estimated Residential Lots	10,251	2,578	12,829
 _____________________

(a)	Excludes acres associated with commercial and income producing properties and units associated with venture projects that develops and sell homes.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT

A summary of our real estate projects in the entitlement process (a) at first quarter-end 2016 follows:

Project	County	Market	Project Acres (b)
California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30
Texas
Lake Houston	Harris/Liberty	Houston	3,700
Total			4,430
 _____________________

(a)
A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres are approximate and the actual number of acres entitled may vary.

TIMBERLAND AND UNDEVELOPED LAND

A summary of our non-core timberland and undeveloped land at first quarter-end 2016 follows:

Acres
Timberland
Alabama	1,900
Georgia	45,500
Texas	14,300
Higher and Better Use Timberland
Georgia	19,800
Entitled Undeveloped Land
Georgia	5,100
Total	86,600

FORESTAR GROUP INC.
REAL ESTATE PROJECTS

A summary of activity within our projects in the development process, which includes entitled, developed and under development real estate projects, at first quarter-end 2016 follows:

			Residential Lots/Units		Commercial Acres
Project	County	Interest Owned (a)	Lots/Units Sold Since Inception	Lots/Units Remaining	Acres Sold Since Inception	Acres Remaining

Texas
Austin
Arrowhead Ranch	Hays	100%	2	379	—	11
The Colony	Bastrop	100%	461	1,423	22	31
Double Horn Creek	Burnet	100%	96	3	—	—
Entrada (b)	Travis	50%	—	821	—	—
Hunter’s Crossing	Bastrop	100%	510	—	54	49
La Conterra	Williamson	100%	202	—	3	55
Westside at Buttercup Creek	Williamson	100%	1,496	1	66	—
			2,767	2,627	145	146
Corpus Christi
Caracol	Calhoun	75%	13	61	—	14
Padre Island (b)	Nueces	50%	—	—	—	15
Tortuga Dunes	Nueces	75%	—	134	—	4
			13	195	—	33
Dallas-Ft. Worth
Bar C Ranch	Tarrant	100%	384	721	—	—
Keller	Tarrant	100%	—	—	1	—
Lakes of Prosper	Collin	100%	157	130	4	—
Lantana	Denton	100%	1,262	502	14	—
Maxwell Creek	Collin	100%	959	42	10	—
Parkside	Collin	100%	33	167	—	—
The Preserve at Pecan Creek	Denton	100%	604	178	—	7
River's Edge	Denton	100%	—	202	—	—
Stoney Creek	Dallas	100%	271	425	—	—
Summer Creek Ranch	Tarrant	100%	983	268	35	44
Timber Creek	Collin	88%	—	601	—	—
Village Park	Collin	100%	567	—	3	2
			5,220	3,236	67	53
Houston
Barrington Kingwood	Harris	100%	176	4	—	—
City Park	Harris	75%	1,312	156	58	107
Harper’s Preserve (b)	Montgomery	50%	513	1,215	30	49
Imperial Forest	Harris	100%	45	383	—	—
Long Meadow Farms (b)	Fort Bend	38%	1,568	229	190	115
Southern Trails (b)	Brazoria	80%	925	71	1	—
Spring Lakes	Harris	100%	348	—	25	4
Summer Lakes	Fort Bend	100%	739	330	56	—
Summer Park	Fort Bend	100%	102	97	34	62
Willow Creek Farms II	Waller/Fort Bend	90%	90	175	—	—
			5,818	2,660	394	337

			Residential Lots/Units		Commercial Acres
Project	County	Interest Owned (a)	Lots/Units Sold Since Inception	Lots/Units Remaining	Acres Sold Since Inception	Acres Remaining
San Antonio
Cibolo Canyons	Bexar	100%	1,026	743	130	56
Oak Creek Estates	Comal	100%	287	267	13	—
Olympia Hills	Bexar	100%	742	12	10	—
Stonewall Estates (b)	Bexar	50%	375	15	—	—
			2,430	1,037	153	56
Total Texas			16,248	9,755	759	625
Colorado
Denver
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	281	313	2	3
Pinery West	Douglas	100%	86	—	20	106
Stonebraker	Weld	100%	—	603	—	—
			367	1,080	22	109
Georgia
Atlanta
Harris Place	Paulding	100%	22	5	—	—
Montebello (b) (c)	Forsyth	90%	—	220	—	—
Seven Hills	Paulding	100%	870	210	26	113
West Oaks	Cobb	100%	—	56	—	—
			892	491	26	113
North & South Carolina
Charlotte
Ansley Park	Lancaster	100%	—	304	—	—
Habersham	York	100%	41	146	—	6
Walden	Mecklenburg	100%	—	387	—	—
			41	837	—	6
Raleigh
Beaver Creek (b)	Wake	90%	6	187	—	—
			6	187	—	—
			47	1,024	—	6
Tennessee
Nashville
Beckwith Crossing	Wilson	100%	12	87	—	—
Morgan Farms	Williamson	100%	108	65	—	—
Vickery Park	Williamson	100%	—	197	—	—
Weatherford Estates	Williamson	100%	8	9	—	—
			128	358	—	—
Wisconsin
Madison
Juniper Ridge/Hawks Woods (b) (c)	Dane	90%	—	215	—	—
Meadow Crossing II (b) (c)	Dane	90%	—	172	—	—
			—	387	—	—

			Residential Lots/Units		Commercial Acres
Project	County	Interest Owned (a)	Lots/Units Sold Since Inception	Lots/Units Remaining	Acres Sold Since Inception	Acres Remaining
Arizona, California, Missouri, Utah
Tucson
Boulder Pass (b) (c)	Pima	50%	—	88	—	—
Dove Mountain	Pima	100%	—	98	—	—
Oakland
San Joaquin River	Contra Costa/Sacramento	100%	—	—	—	288
Kansas City
Somerbrook	Clay	100%	173	222	—	—
Salt Lake City
Suncrest (b) (d)	Salt Lake	90%	—	181	—	—
			173	589	—	288
Total			17,855	13,684	807	1,141
____________________

(a)
Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated or accounted for using the equity method.

(b)	Projects in ventures that we account for using equity method

(c)	Venture project that develops and sells homes.

(d)	Venture project that develops and sells lots and homes.
A summary of our significant non-core commercial and multifamily properties, excluding two multifamily sites, at first quarter-end 2016 follows:

Project	Market	Interest Owned (a)	Type	Acres	Description
Radisson Hotel & Suites (b)	Austin	100%	Hotel	2	413 guest rooms and suites
Dillon (c)	Charlotte	100%	Multifamily	3	379-unit luxury apartment
Eleven (d)	Austin	100%	Multifamily	3	257-unit luxury apartment
Elan 99 (e)	Houston	90%	Multifamily	17	360-unit luxury apartment
Acklen (e)	Nashville	30%	Multifamily	4	320-unit luxury apartment
HiLine (e)	Denver	25%	Multifamily	18	385-unit luxury apartment
 _____________________

(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly.

(b)	Sold on May 4, 2016 for $130.0 million.

(c)	Under contract to be sold and the transaction is expected to close in second quarter 2016.

(d)	Sold on April 18, 2016 for $60.2 million.

(e)	Construction in progress.